Amendment No. 1

to

Falcon Mines/Falcon Group Claims Lease Agreement - Joint Venture Option

February 22, 2012

This amendment No. 1 (this “Amendment”) amends the Falcon Mines/Falcon Group Claims Lease Agreement - Joint Venture Option (the “Lease”) by and between the Falcon Group Claims (“Falcon”) and Ironwood Gold Corp., a Nevada corporation (the “Company”) (the Company and Falcon each a “Party” and collectively the “Parties”) signed as of January 25, 2011, and is made as of the date set forth above by and between the Parties.

RECITALS

WHEREAS, the Parties have previously entered into the Lease for the development of a gold-silver mining project known as the Falcon Mine Property (the “Property”); and

WHEREAS, in accordance with Section 9 of the Lease, the Company is obligated to make a payment of $150,000 to Falcon on or before November 30, 2011 (the “November Payment”), and in accordance with Section 10 of the Lease, the Company is obligated to issue a total of 3,000,000 pre-split shares of Company common stock by November 30, 2011 (the “Share Issuance”); and

WHEREAS, the Parties wish to acknowledge the performance and completion of certain obligations under the Lease by the Company and to amend the Lease to extend the due dates of the November Payment and Share Issuance as more fully described below.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

TERMS AND CONDITIONS

1.     Cash Payments and Issuance of Common Stock. In consideration for Falcon’s agreement to extend the due dates of the November Payment and the Share Issuance to April 6, 2012, the Company agrees to: (a) pay Falcon $5,000 cash via wire transfer on or before January 27, 2012 (the “1st Payment”); (b) pay Falcon $5,000 cash via wire transfer on or before March 10, 2012 (the “2nd Payment”); and (c) issue to Falcon, or a nominee of Falcon, 500,000 shares of common stock of the Company within three (3) business days of execution of this Amendment (the “Shares”). The Parties expressly agree and acknowledge that the 1st Payment has been made by the Company. It is further expressly agreed and acknowledged that the 1st Payment, 2nd Payment and the Shares constitute additional consideration to the obligations currently set forth in the Lease.

2.     Status and Copies of Reports on the Property. Provided the Lease remains in full force and effect, the Company agrees to promptly provide Falcon with copies of all reports as they are generated regarding the Property, including geophysical, electronic and topographical maps of the Property, and the Company’s estimated costs and future plans for the Property.

3.     Effectiveness. This Amendment shall be effective when executed by the Parties. All other terms and provisions of the Lease shall remain in full force and effect. Capitalized terms not defined herein shall have the meanings ascribed to them in the Lease.

4.     Counterparts. This Amendment may be signed in counterparts, each of which when taken together shall constitute one fully executed document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

Ironwood Gold Corp.

Name:	Behzad Shayanfar
Title:	Chief Executive Officer

Falcon Patented Claims and

Falcon Group Claims

Name: Robert L. Wyllie
Individually and as Attorney In Fact
for the Falcon Group Claims

[Signature Page to Falcon Lease Amendment]